Exhibit 1

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Private Placement Memorandum #	Recipient:

TRESTLE HOLDINGS, INC.

Up to 1,500,000 Units

Of

Common Stock,

$.001 Par Value Per Share

June 1, 2004

THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM IS NOT TO BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE PERSON WHOSE NAME APPEARS ABOVE AND IS NOT TO BE PRINTED OR REPRODUCED IN ANY MANNER WHATSOEVER.  FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED.  ANY FURTHER DISTRIBUTION OR REPRODUCTION OF THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM, IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS BY AN OFFEREE IS UNAUTHORIZED.

Table of Contents

Overview

Market Overview

Trestle Acquisition

Use of Proceeds

Company Information

Risk Factors

Risks related to the Company and our business

Risks related to the industry

Risks related to the transaction

Capitalization

Industry Overview

Digital Imaging

Telemedicine

Products and Technology

Digital Imaging Products

Telemedicine Products

Competition

Regulatory Issues

Intellectual Property

Management Team

Executive Team

List of Exhibits

Exhibit A:	Form of Purchase Agreement

Exhibit A	Form of Warrant
Exhibit B	Company’s Wiring Instructions
Appendix I	Accredited Investor Questionnaire
Appendix II	Registration Statement Questionnaire
Appendix III	Investor’s Officer’s Certificate

Exhibit B:	Annual Report on Form 10-KSB for the year ended December 31, 2003 (Incorporated by Reference)

Exhibit C:	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004 (Incorporated by Reference)

Exhibit D:	Company’s Proxy Statement dated August 1, 2003 for a Special Meeting of Shareholders (Incorporated by Reference)

Exhibit E:	Company’s 8-K Filing dated May 19, 2004 announcing retention of Synthetica as counsultant and Maurizio Vecchione and Barry Hall employment contracts (Incorporated by Reference)

Exhibit F:	Company’s SB-2 Filing dated May 20, 2004 (Incorporated by Reference)

2

This confidential private placement memorandum (the “Memorandum”) has been prepared by Trestle Holdings, Inc. (“Trestle” or the “Company”) solely for information purposes in connection with the private placement of up to 1,500,000 Units (as defined below) as described in this Memorandum and its Exhibits to selected “accredited investors” (as defined below), subject to the conditions described herein.  Each Unit consists of (a) one share (a “Share”) of Common Stock of the Company, par value $.001 per share (the “Common Stock”), and (b) a warrant (a “Warrant”) to purchase one-half share of Common Stock (a “Warrant Share”) at an exercise price of $2.00 per Warrant Share which is exercisable for a period of three years from issuance.  The aggregate price to purchase each Unit is $2.00.  The Shares, the Warrants and the Warrant Shares are, collectively, referred to as “Securities.”

The offering period will continue until July 15, 2004 unless it is extended by the Company for an additional period not to exceed 60 days.  There may be more than one closing in connection with the sale of the Securities by the Company.  There is no minimum number of Units which must be sold for a closing to occur.  If for any reason the closing of the sale of the Securities does not take place prior to such time, all subscription documents and payments will be returned to the subscribers.

An “accredited investor,” as used herein, is an institution defined as an “accredited investor” in Rule 501(a) under the Securities Act of 1933, as amended (the “Act”).  The offering described in this Memorandum is intended only for accredited investors purchasing in the ordinary course of their business for their own account for investment and not with a view to, or any arrangements or understandings regarding, any subsequent distributions.

The Company may withdraw, cancel or modify the offering of the Securities at any time without notice.  The Company reserves the right to reject any offer to purchase the Securities, in whole or in part, for any reason without notice.

An investment in the Securities described in this Memorandum is speculative and involves a high degree of risk.  Only investors who can bear the risk of loss of their entire investment in the Securities should invest and investors should understand that they will be required to bear the financial risk of any investment in the Securities for an indefinite period of time.

The Securities described in this Memorandum have not been registered under the Act or any applicable state or foreign securities laws, nor has the U.S. Securities and Exchange Commission (the “SEC”) or any state or foreign regulatory authority passed upon the accuracy or adequacy of this Memorandum or endorsed the merits of this offering, and any representation to the contrary is a criminal offense.  The Securities are offered in reliance on an exemption from the registration requirements of the Act, certain state securities laws pursuant to certain rules and regulations promulgated pursuant thereto.  The Securities may not be resold or otherwise transferred in the absence of an effective registration statement under the Act and any applicable state or foreign securities laws or an applicable exemption therefrom.

In recognition of the fact that investors, even though purchasing Securities for investment, may wish to be legally permitted to sell their Securities when they deem appropriate, the Company has agreed to prepare and file with the SEC a registration statement with respect to the resale of the Securities (the “Registration Statement”) from time to time through the over-the-counter market or in privately negotiated transactions, and prepare and file such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective until the earlier of: (i) one year after the purchase of the Securities, or (ii) the date on which the Securities have been sold pursuant thereto or pursuant to Rule 144 under the Act.  The Company has agreed to use its reasonable efforts, subject to receipt of necessary information from the investors, to cause such Registration Statement to become effective within 90 days after the date such Registration Statement is filed by the Company.  Notwithstanding the filing of such Registration Statement, investors may not be able to sell Securities during certain periods until the Company has amended such Registration Statement.  By executing the purchase agreement attached as Exhibit A (the “Purchase Agreement”), investors are also agreeing to indemnify the Company against certain liabilities.

The completion of the purchase and sale of the Securities (the “Closing”) will be at a place and time specified by the Company and of which the investor has been notified by fax or otherwise.  The full amount of the investor’s subscription must be tendered by each investor as set forth in the Purchase Agreement and the warrant agreement attached as Exhibit A to the Purchase Agreement (the “Warrant Agreement”).  The Company has prepared two questionnaires for each investor to complete requesting certain details regarding such investor.  The questionnaires are attached as Appendices I and II to the Purchase Agreement.  Each questionnaire must be completed by the investor when such investor executes the Purchase Agreement.  The Company will utilize the questionnaires completed by the investor as part of its own procedures to confirm the accuracy of the statements as to such investor, including the information in the section to be entitled “Selling Stockholders” and “Plan of Distribution” in the prospectus.  The investor may be deemed an “underwriter” as that term is defined in the Act.  Underwriters have statutory responsibilities as to the accuracy of any prospectus used by them.

The investor undertakes in the Purchase Agreement and the Warrant Agreement that, if Securities are sold by such investor, they will be sold in accordance with the Registration Statement, and each investor acknowledges and agrees that the transfer of the Securities will not be transferable on the books of the Company unless the certificate evidencing such Securities, when submitted to the transfer agent, is accompanied by a separate certificate executed by an officer of, or other person duly authorized by, the investor to the effect that such Securities have been sold in accordance with the Registration Statement and that a current prospectus has been delivered in connection with such sale.  The wording of such separate certificate is specified in Appendix III to the Purchase Agreement.  The prospectus delivery requirement can normally be satisfied by an investor by disclosing to a selling broker the existence of the requirement to sell the Securities in accordance with the Registration Statement covering the Securities and making arrangements with such broker to deliver a current prospectus in connection with any such sale.  Upon receipt of a written request therefor, the Company has agreed to provide a reasonable number of current prospectuses to the investor and to supply a reasonable number of copies to any other parties requiring such prospectuses.  Securities sold pursuant to the Registration Statement will be unlegended.

This Memorandum is not an offer to sell to, or solicitation of any offer to buy from, nor shall any Securities be offered or sold to, any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful.  The Company makes no representation to any investor regarding the legality of an investment in the Securities under any securities or similar laws or regulations.  Prospective investors should not construe the contents of this Memorandum, or any prior or subsequent communication from the Company or any of its agents, officers or representatives as legal, business or tax advice regarding an investment in the Securities. Prospective investors should consult their own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Securities.

The Company expressly disclaims any and all liability for express or implied representations or warranties contained in, or for omissions from, this Memorandum or any other written or oral communications transmitted or made available to a prospective investor; and nothing contained in the Memorandum is, or shall be relied upon as a promise or representation, whether as to the past or future.  The Company has not authorized any person to provide information or make any representations with respect to the Securities other than as set forth herein and if any such information or representations are given or made, they must not be relied upon.  Statements in this Memorandum are made as of March 31, 2004, unless stated otherwise and nothing herein should be construed to imply that the information herein is accurate as of any other date.  The Company’s business, financial condition, results of operations and prospects may have changed since that date.

This Memorandum contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements”.  All statements other than statements of historical fact included in this Memorandum, including statements regarding future performance of events, are forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negatives thereof or variations thereon or similar terminology.  All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements.  As a result, there can be no assurance that the forward-looking statements included in this Memorandum will prove to be accurate or correct.  In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this Memorandum might not occur.  Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results.  The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The rights and obligations of investors in the Securities and the other parties to the transactions described herein are set forth in and will be governed by certain documents described herein.  This Memorandum contains summaries of those documents; however, reference is hereby made to the actual documents for a complete description of the rights and obligations of the parties thereto.  All such summaries included in this Memorandum are qualified in their entirety by this reference.

Certain information in this Memorandum is confidential and proprietary to the Company and is being submitted confidentially to prospective investors solely for the purpose of a prospective investor’s evaluation of a potential investment in the Securities.  The Company has not authorized its use for any other purpose.  This Memorandum may not be copied or reproduced in whole or in part.  Recipients of this Memorandum may not distribute, disclose or discuss the contents of this Memorandum other than to or with legal and financial advisors who agree to keep such information in confidence; provided that, to the extent not inconsistent with applicable securities laws, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the “tax treatment” and “tax structure” (as such terms are defined in Treasury Regulation Section 1.6011-4(c)(8) and (9), respectively) of the transaction described herein and all materials of any kind (including opinions and tax analyses) that have been provided to you relating to the transaction.  This Memorandum is also submitted on the understanding that upon request it will be returned with all other documents provided by the Company if the recipient does not purchase any Securities or this offering is terminated.

Laws in certain jurisdictions may restrict the distribution of this Memorandum and the offer and sale of the Securities. It is the responsibility of any person wishing to purchase Securities to satisfy themselves about, and observe, any such restrictions. Each prospective purchaser of the Securities must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells Securities or possesses or distributes this Memorandum and must obtain any consent, approval or permission required under any regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and the Company shall have no responsibility therefore.

THESE SECURITIES ARE SUBJECTED TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY ISSUING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR NON UNITED STATES RESIDENTS ONLY:

Investment in the Securities offered pursuant to this Memorandum may be subject to a number of local jurisdictional restrictions. Investors should consult with their legal advisors with respect to any such restrictions prior to investing in the Company.

It is the responsibility of any person wishing to purchase the Securities to satisfy himself as to full observance of the laws of any relevant territory outside the U.S. in connection with any such purchase, including obtaining any required governmental or other consents or observing any other applicable formalities.

References in this Memorandum to “Trestle,” “Company,” “we,” “our” and “us” collectively refer to Trestle Holdings, Inc., a Delaware corporation, and its predecessors and subsidiaries, and not to any of the existing shareholders.

Overview

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications linking dispersed users and data primarily in the healthcare and pharmaceutical markets.

Trestle’s digital imaging products - MedMicro™ and MedScan™ - provide a digital platform to share, store, and analyze tissue images.

Trestle’s MedReach™ product provides healthcare organizations with a cost effective platform for remote examination, diagnosis, and treatment of patients.

Our customers include some of the world’s leading pharmaceutical, research and healthcare organizations; our top twenty-five customers are Pfizer, Aventis, Merck, GlaxoSmithKline, the Kingdom of Saudi Arabia, Walter Reed Army Medical Center, Addus Healthcare, Hawaii Health Systems, Scott & White Hospitals, Louisiana Telemedicine Consortium, Shriners Hospitals, Texas A&M, National Cancer Institute, Baystate Medical Center, Health Network Laboratories, Longview Medical Laboratories, MobilePath, Newark Beth Israel, Saint Joseph Healthcare, University of Maryland, University of Louisville, Columbia Presbyterian University, Ohio State University, University of California at San Francisco, and University of Southern California.  We have only sold a limited amount of our products to customers and have not generated significant revenues to date.

Digital Imaging

Trestle’s digital imaging products, MedMicro™ and MedScan™, have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  The Company’s first product, MedMicro, is a remote controlled, digital microscope that enables pathologists in dispersed locations to simultaneously review the same tissue sample at sub-micron (1/1,000,000 of a meter) resolution in real time.  By enabling multiple pathologists to view the same tissue sample concurrently from remote locations, MedMicro can save time, reduce expenses and increase quality of service.

MedMicro was introduced commercially in 1999 and now represents over 100 microscope sites in eight countries serving over 450 installed viewing stations.

The Company is leveraging its position in shared microscopy through the introduction of high productivity tissue scanners to further digitize the pathologist workflow under the name MedScan.  By digitizing whole glass slides, MedScan transforms the pathologist work environment, enabling efficient image archiving, management and analysis.  For pharmaceutical and biotechnology companies, MedScan enables improvements to both the pre-clinical and clinical phases of research and development through better capture, database management and analysis of tissue sample information. We shipped our first MedScan beta system to a pharmaceutical user in the fourth quarter of 2003.

Telemedicine

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  The Company’s telemedicine product, MedReach, consists of proprietary client-server software that integrates videoconferencing, clinical devices, medical images and patient data.  MedReach allows healthcare organizations to remotely examine, diagnose, and treat patients and enables improved service, increased patient traffic and improved patient access to specialists.  MedReach was first released commercially in 1998 and is now installed in over 60 medical facilities.

Through collaboration with our key customers, we plan to improve integration with healthcare information systems and introduce new MedReach products tailored to specific clinical applications.

Market Overview

Digital Imaging Market

The Company estimates the potential market opportunity for digital tissue imaging is approximately $700 million per year worldwide.  This is based on an estimated 350,000 installed microscopes in healthcare and pharmaceutical markets at historical replacement rates and costs.

Telemedicine Market

According to Business and Communications Company, Inc. (“BCC”), the current domestic market for telemedicine software is approximately $1.2 billion.  Management estimates that software designed to allow remote viewing of x-rays represents the majority of this market.  While growth of the telemedicine market has historically been hindered by telecommunications infrastructure and hardware cost limitations, more cost-effective telecommunications technologies and lower hardware costs are facilitating the expansion of this market.  BCC projects the total software market will grow 13% annually to approximately $2 billion in 2007.  The Company believes MedReach has the potential to serve a portion of this market.  In addition, the hardware bundled with a MedReach sale provides additional revenue opportunities.

Applicability of Trestle’s Products in the Healthcare and Pharmaceutical Industries

Both the healthcare and pharmaceutical industries share common requirements, including: increased productivity; accelerated time to diagnosis; improved access to information; and automation of repetitive tasks.

We provide technologically advanced imaging and telemedicine products to the healthcare and pharmaceutical markets.  Our products can be used to remotely examine, diagnose and treat patients.  As a result, our customers are able to reduce response times, hospital stays, non-reimbursable activities and improve quality of care.  In addition, recent changes to Medicare and Medicaid reimbursement policies are expected to spur increased use of telemedicine applications.

For example, in the pharmaceutical industry, MedMicro and other digital imaging products are used by manufacturers to share, archive, and analyze tissue sample images.  Our pharmaceutical and biotechnology customers use these products to facilitate improvements in the pre-clinical drug development process.

Trestle Acquisition

Background on Trestle’s Business

Trestle’s business was created through the combination of the operations of two companies – Illumea Corporation (“Illumea”) and Vidimedix Corporation. (“Vidimedix”).  Illumea received seed funding from the Department of Pathology at University of Southern California.  Its mission was the development of applications for the digital review and analysis of traditional glass microscope slides.  Vidimedix was founded in conjunction with the Texas Back Institute to develop a personal computer-based telemedicine application providing physicians with integrated access to patient records, videoconferencing, and data from clinical diagnostic devices.  The operations of these businesses were merged in 2000.

Acquisition of Trestle’s Business and Assets

On May 20, 2003, following approval of the Bankruptcy Court of the Eastern District of New York, the Company through its wholly owned subsidiary, Trestle Acquisition Corp. (“TRAC”), purchased substantially all of the assets of Trestle Corporation, a Delaware corporation (“Old Trestle”), pursuant to an Asset Purchase Agreement, dated April 16, 2003.  Old Trestle was historically in the telepathology and telemedicine industries.  Under the terms of the acquisition, TRAC paid the sellers $1,250,000 in cash, and assumed certain liabilities of Old Trestle consisting of approximately $369,000 of accounts payable and accrued liabilities and certain amounts of deferred revenue on contracts in progress.

The acquired assets included (a) intellectual property, (b) tangible personal property, (c) accounts receivable, (d) cash and cash equivalents, (e) certain real and personal property lease agreements and leasehold improvements, (f) software and the contracts related thereto used or held for use in or relating to the Old Trestle business and (g) certain assumed contracts.

Use of Proceeds

Net proceeds to us from the sale of the Securities offered at an assumed offering price of $2.00 per Share are estimated to be up to $3,000,000, prior to deducting offering expenses.  We expect to use the net proceeds of this offering as follows:

Research and development	$1,000,000
Sales and marketing	1,000,000
Working capital	750,000
Fees and expenses	250,000
Total	$3,000,000

The Company may use brokers, dealers, finders, investment bankers, venture capitalists or strategic partners to locate investors.  In such event, an engagement, success or finder’s fee or commission may be paid.  Those fees and commissions are not included in the “fees and expenses” caption above however, the Company does not anticipate that will exceed ten (10%) of the proceeds from the sale of the Securities.

Company Information

Our principal office is located at 199 Technology Drive, Suite 105, Irvine, California 92618.  Our phone number is (949) 673-1907 and facsimile number is (949) 673-1058.  The Company’s Common Stock is traded on the Over-The-Counter Bulletin Board market (the “OTC Bulletin Board”) under the ticker symbol “TLHO.OB.”  Our website address is http://www.trestlecorp.com.  Information contained in our website does not constitute part of this Memorandum. We are incorporated in the state of Delaware.

Risk Factors

This Memorandum contains forward-looking statements that involve risks and uncertainties.  These statements refer to our future plans, objectives, expectations and intentions.  Our actual results could differ materially from those discussed in, or implied by such forward-looking statements.  Factors that could contribute to these differences include, but are not limited to, the risks and uncertainties discussed below.  You should carefully consider these risks and uncertainties and the other information in this Memorandum before deciding to purchase the Securities.  If any of these risks and uncertainties actually occurs, our business, financial condition or operating results could be materially adversely affected.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results.

Risks related to the Company and our business

We have a history of net losses and may never achieve or maintain profitability.

We have a history of incurring losses from operations.  As of March 31, 2004, we had an accumulated deficit of approximately $40,800,000.  We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, and continue to develop our technology, products and services.  These efforts may prove more expensive than we currently anticipate and we may incur significant additional costs and expenses in connection with our business development activities.  Such costs and expenses could prevent us from achieving or maintaining profitability in future periods.  If we do achieve profitability in any period, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our auditors have expressed a going concern opinion.

Primarily as a result of our recurring losses and our lack of available capital, the Company has received a report from our independent auditors that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern.

We recently acquired Old Trestle and have limited operating history.

We recently acquired substantially all of the assets of Old Trestle.  Prior to our acquisition of Old Trestle’s assets and our recent Pepin/Merhi film library sale, we were involved in the production and distribution of filmed entertainment.  Your evaluation of our business and prospects may be difficult because of our limited operating history with Old Trestle’s products.  There can be no assurance that we will be successful in developing and managing the operations of Old Trestle’s products.  We face certain risks as a result of the recent acquisition, including:

•                                          risks of entering into industries and markets or developing and producing products where we have limited or no experience,

•                                          the potential loss of key customers of Trestle, and

•                                          the potential loss of key personnel of Trestle.

Even when an acquired company has already developed and marketed products, there can be no assurance that the products will continue to be successful, that product enhancements will be made in a timely fashion or we will have identified all possible issues that might arise with respect to the acquired company or its products.

We have substantial funding requirements.  Additional funding may not be available to us or may not be available on acceptable terms.

We currently estimate that our existing capital resources will enable us to sustain operations for at least one month.  We expect that net proceeds from the sale of the Securities will enable us to sustain operations for up to 18 months, if all of the Securities are sold.

However, we are not required to raise any minimum proceeds or sell any minimum amount of Securities.  We have expended and will continue to expend substantial amounts of money for research and development, capital expenditures, working capital needs and manufacturing and marketing of our products.  Our future research and development efforts, in particular, are expected to include development of additional applications of our current products and additional product lines, which will likely require additional funds.

The exact timing and amount of spending required cannot be accurately determined and will depend on several factors, including:

•                                          progress of our research and development efforts,

•                                          competing technological and market developments,

•                                          commercialization of products currently under development by us and our competitors, and

•                                          market acceptance and demand for our products.

We cannot assure you that additional financing will be available when needed or on terms acceptable to us.  If adequate and acceptable financing is not available, we may have to delay development or commercialization of certain of our products or eliminate some or all of our development activities.  We may also reduce our marketing or other resources devoted to our products.  Any of these options could reduce our sales growth and result in continued net losses.

If we lose key personnel or are unable to hire additional qualified personnel, it could impact our ability to grow our business.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled technical, managerial, sales and marketing, finance and operations personnel.  Currently, we are in the process of seeking a qualified individual to serve as our President.  We face intense competition for all such personnel, and we may not be able to attract and retain these individuals.  Our failure to do so could delay product development, affect the quality of our products and services, and/or prevent us from sustaining or growing our business.  In addition, employees may leave our company and subsequently compete against us.  Our key employees include Michael Doherty, our Chairman, Jack Zeineh, MD, our Chief Scientific Officer and Gary Freeman, our Chief Financial Officer.

We have taken steps to retain our key employees, including the granting of stock options and warrants that vest over time, and we have entered into employment agreements with some of our key employees.  The loss of key personnel, especially if without advanced notice, or the inability to hire or retain qualified personnel, including a President, could harm our ability to maintain and build our business operations.  Furthermore, we have no key man life insurance on any of our key employees.

Rapid growth may place significant demands on our personnel.

We currently have limited management and administrative resources.  If we are successful in implementing our strategy, we may experience a period of rapid growth and expansion which could place significant additional demands on our management and administrative resources.  Our management team’s failure to manage this potential growth effectively could have a material adverse effect on our business.

Undetected errors or failures in our software could result in loss or delay in the market acceptance for our product, lost sales or costly litigation.

Because our software products are complex, they may contain errors that can be detected at any point in a product’s lifecycle.  While we continually test our products for errors, errors in our products may be found in the future even after our products have been commercially introduced.  Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, increased service and warranty costs or costly litigation.  Additionally, because our products support or rely on other systems and applications, any software errors or bugs in these systems or applications may result in errors in the performance of our software, and it may be difficult or impossible to determine where the error resides.  Product errors could harm our business and have a material adverse effect on our results of operations.

A successful products liability claim could require us to pay substantial damages and result in harm to our business reputation.

The manufacture and sale of our products involve the risk of product liability claims.  We do not carry product liability insurance.  A successful claim brought against us could require us to pay substantial damages and result in harm to our business reputation, remove our products from the market or otherwise adversely affect our business and operations.

Our products could infringe on the intellectual property rights of others, which may lead to costly litigation, lead to payment of substantial damages or royalties and/or prevent us from manufacturing and selling our current and future products.

If third parties assert that our products or technologies infringe their intellectual property rights, our reputation and ability to license or sell our products could be harmed.  Whether or not the litigation has merit, it could be time consuming and expensive for us and divert the attention of our technical and management personnel from other work.  In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

A determination that we are infringing the proprietary rights of others could have a material adverse effect on our products, revenues and income.  In the event of any infringement by us, we cannot assure you that we will be able to successfully redesign our products or processes to avoid infringement.  Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products and could require us to pay substantial damages and/or royalties.

Any disruption or delay in the supply of components or custom subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

We assemble our products from a combination of (i) commodity technology components, such as computers and monitors, (ii) custom subassemblies, (iii) proprietary hardware for scanning microscopy, (iv) commodity operating systems, and (v) proprietary applications software.  While we typically use components and subassemblies that are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require us to redesign our products or otherwise delay our ability to assemble our products, which could cause our sales to decline and result in continued net losses.

 If we fail to accurately forecast component and material requirements for our products, we could incur additional costs and significant delays in shipments, which could result in loss of customers.

We must accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials.  Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components.  If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs, impair our available liquidity and could have a material adverse effect on our business, operating results and financial condition.  If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers.  Any of these occurrences would negatively impact our net sales, business and operating results and could have a material adverse effect on our business, operating results and financial condition.

It is possible that our future operating results will be below the expectations of public market analysts and investors.  If our operating results fall below market expectations, the price of our Common Stock could decline significantly.

We have experienced significant fluctuations in our quarterly operating results in the past, and we expect to experience fluctuations in the future. Our customers, who are primarily public and private clinical laboratories, research organizations and hospitals, generally operate on annual budgets. Their spending practices, business cycles and budgeting cycles affect our revenues. Factors that may have an influence on our operating results in any particular quarter include:

•                                          demand for our products,

•                                          seasonality of our sales,

•                                          new product introductions by us or our competitors, and the costs and time required for a transition to the new products,

•                                          timing of orders and shipments for capital equipment sales,

•                                          our mix of sales between our distributors and our direct sales force,

•                                          competition (including pricing pressures),

•                                          timing and amount of research and development expenses (including clinical trial-related expenditures),

•                                          foreign currency fluctuations,

•                                          delays between our incurrence of expenses to develop new products (including expenses related to marketing and service capabilities), and

•                                          the timing of sales and payments received for the new products and the uncertainty of FDA or other domestic and international regulatory clearances or approvals.

Due to the factors noted above, our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis.  It is possible that our future operating results will be below the expectations of public market analysts and investors.  If our operating results fall below market expectations, the price of our Common Stock could decline significantly.

Risks related to the industry

If we fail to successfully introduce new products, our future growth may suffer.  Certain products at an early stage of development are the areas of future growth for Trestle and sustainability of Trestle.

As part of our growth strategy, we intend to develop and introduce a number of new products, including digital backbone systems and image analysis systems.  Such products are currently in research and development, and we have generated no revenues from such potential products and may never generate revenues.  A substantial portion of our resources have been and for the foreseeable future will continue to be dedicated to our research programs and the development of products.  If we do not introduce these new products on a timely basis, or if they are not well accepted by the market, our business and the future growth of our business may suffer.  There can be no assurance that we will be able to develop a commercial product from these projects.  Our competitors may succeed in developing technologies or products that are more effective than ours.

If we do not update and enhance our technologies, they will become obsolete or noncompetitive.  Our competitors may succeed in developing products, and obtaining related regulatory approvals, faster than us.

We operate in a highly competitive industry and competition is likely to intensify.  Emerging technologies, extensive research and new product introductions characterize the market for our products and services.  We believe that our future success will depend in large part upon our ability to conduct successful research in our fields of expertise, to discover new technologies as a result of that research, to develop products based on our technologies, and to commercialize those products.  If we fail to stay at the forefront of technological development, we will be unable to compete effectively.

Our existing and potential competitors may possess substantial financial and technical resources and production and marketing capabilities greater than ours.  We cannot assure you that we will be able to compete effectively with existing or potential competitors or that these competitors will not succeed in developing technologies and products that would render our technology and products obsolete and noncompetitive.  Our position in the market could be eroded rapidly by our competitors’ product advances.

In addition, because our products are dependent upon other operating systems, we will need to continue to respond to technological advances in these operating systems.

Our success depends, in part, on attracting customers who will embrace the new technologies offered by our products.

It is vital to our long-term growth that we establish customer awareness and persuade the market to embrace the new technologies offered by our products.  This may require in certain instances a modification to the culture and behavior of customers to be more accepting of technology and automation.  Organizations may be reluctant or slow to adopt changes or new ways of performing processes and instead may prefer to resort to habitual behavior within the organization.  Our marketing plan must overcome this obstacle, invalidate deeply entrenched assumptions and reluctance to behavioral change and induce customers to utilize our products rather than the familiar options and processes they currently use.  If we fail to attract additional customers at this early stage, our business and the future growth of our business may suffer.

Our success depends, in part, on our ability to protect our intellectual property rights.

Our success is heavily dependent upon protecting our ability to protect our proprietary technology.  We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products.  These legal means, however, afford only limited protection and may not adequately protect our rights.  Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others.  Litigation could result in substantial costs and diversion of resources and management attention.

We cannot assure you that competitors or other parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by us.  In that case, our competitive position could be harmed and we may be required to obtain licenses to patents or proprietary rights of others.

In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all.  We may be unable to protect our rights in proprietary technology in these countries.

We depend on third-party licenses for our products.

We rely on certain software technology which we license from third parties and use in our products to perform key functions and provide additional functionality.  Because our products incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes.  Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all.

If our agreements with third-party vendors are not renewed or the third-party software fails to address the needs of our software products, we would be required to find alternative software products or technologies of equal performance or functionality.  We cannot assure that we would be able to replace the functionality provided by third-party software if we lose the license to this software, it becomes obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated.

Certain of our customers rely on the availability of third-party reimbursement or third-party funding for the purchase of our products.  Failure of sufficient reimbursement from third-party payors or sufficient funding could cause our sales and the future potential growth of our business to decline.

Hospitals and other healthcare institutions in the U.S. that purchase our products generally rely on third-party payors and other sources for reimbursement of healthcare costs to reimburse all or part of the cost of the procedures in which our products are used.  If hospitals and other healthcare institutions are unable to obtain adequate reimbursement from third-party payors for the procedures in which our products or products currently under development are intended to be used, our sales and future growth of our business could be adversely affected.  We cannot estimate what amount of our product is eligible for reimbursement approval.  In addition, changes in the healthcare system may affect the reimbursability of future products.

Market acceptance of our products and products under development in countries outside of the U.S. is also dependent on availability of reimbursement within prevailing healthcare payment systems in those countries.  Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance.  We cannot assure you that we will be able to obtain international reimbursement approvals in a timely manner, if at all.  Failure to receive international reimbursement approvals could harm the market acceptance of our products in the international markets in which such approvals are sought.

Other consumers in industries such as pathology, pharmaceutical and biotechnology that purchase our products generally rely on funding or grants from governments and private foundations to fund the purchase of our products.  If such consumers are unable to obtain adequate funding sources for the purchase of our products, our sales and future growth of our business could be adversely affected.

The marketing and sale of our future products will require regulatory approval and on-going certifications.  Failure to obtain and maintain required regulatory approvals and certifications could prevent or delay our ability to market and sell our future products and may subject us to significant regulatory fines or penalties.

The United States Food and Drug Administration (the “FDA”) regulates design, testing, manufacturing, labeling, distribution, marketing, sales and service of image analysis products.  Such products are marketed in the U.S. according to premarket notifications to the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act.  Unless an exemption applies, each image analysis product that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA.  The process of obtaining required regulatory approval or clearance can be lengthy, expensive and uncertain.  Moreover, regulatory clearance or approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

Delays in obtaining clearances or approvals will adversely affect our ability to market and sell our image analysis products and may subject us to significant regulatory fines or penalties, which would result in a decline in revenue and profitability.

Failure to comply with applicable requirements in the United States can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

Our image analysis products are subject to similar regulation in other countries.  Sales of our image analysis products outside the United States are subject to foreign regulatory requirements that vary from country to country.  The time required to obtain approvals from foreign countries may be longer or shorter than that required for FDA approval, and requirements for foreign licensing may differ from FDA requirements.

Our future products may require compliance with quality system regulations which is difficult and costly.

We operate under the Current Good Manufacturing Practice guidelines adopted by the FDA.  In connection with the development of new products, we may be required to be in compliance with the quality regulation system, which include production design controls, testing, quality control, storage and documentation procedures.  Compliance with quality system regulations is difficult and costly.  We cannot assure you that we will be able to comply with quality system regulation requirements.  If we do not achieve compliance, the FDA may deny marketing clearance which would harm our business.  In addition, we may not be found to be compliant as a result of future changes in, or interpretations of, regulations by the FDA or other regulatory agencies.

Risks related to the transaction

This offering has no escrow, no minimum, and no refunds

Our Common Stock is being offered on a “best-efforts” basis.  There is no minimum amount of money that must be raised, there is no escrow of the funds being raised, and no refunds will be made.  We do not know how many of the Securities offered will be sold.  Therefore, you will bear the risk that we will accept subscriptions for a nominal number of Securities and then be unable to implement our business plan which would materially impact the value of the Shares, the Warrants and the Warrant Shares.  If a nominal number of Securities are sold, we may (i) reduce our costs by delaying, canceling, suspending or scaling back research and product development and marketing programs, (ii) liquidate assets, (iii) seek or be forced into bankruptcy and/or (iv) continue operations, but incur material harm to our business, financial condition, and results of operations.  These measures could have a material adverse effect on the Company’s ability to continue as a going concern.  There can be no assurance that the Company can complete the transactions necessary to provide the required funding on a timely basis in order to continue ongoing operations in the normal course of business.

You may not revoke your subscription exercise.

Once you have signed and delivered your Purchase Agreement, you may not revoke your subscription unless we change the offering prior to Closing on your purchase, in which event you will have the right to cancel your subscription and promptly receive back any funds you have delivered or to reaffirm your subscription under the amended terms of the offering.

You may not resell the Securities until they have been registered under the Act.

Since the Securities will not be registered under the Act, or other applicable state securities laws, you will not be able to resell them until the resale is subsequently registered under the Act and applicable state securities laws or an exemption from registration under the Act and applicable state securities laws is available.  As an inducement for you to purchase the Securities, we have agreed to file a registration statement with the SEC after the investment has closed.  However, because the registration statement is subject to the review of the SEC, we cannot guarantee that the Securities will ever be registered.  Thus, you should consider the investment in the Securities to be an illiquid investment.

The issuance and sale of the Securities could cause our stock price to decline.

Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Common Stock.  Sale of our Shares and the potential for such sales, could cause our stock price to decline.

You will bear the risk of any declines in the price of the Securities.

The price of the Securities may go down during the period after you agree to purchase the Securities.  Accordingly, you will bear the risk that this fluctuation in the price of the Securities purchase may cause you to lose the amount invested.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock is likely to be highly volatile because there has been a relatively thin trading market for our Common Stock, which causes trades of small blocks of Common Stock to have a significant impact on our stock price.  You may not be able to resell the Securities following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•                                          actual or anticipated fluctuations in our operating results,

•                                          announcements concerning our business or those of our competitors or customers,

•                                          changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts,

•                                          announcements of technological innovations,

•                                          conditions or trends in the industry,

•                                          litigation,

•                                          patents or proprietary rights,

•                                          departure of key personnel,

•                                          failure to hire a President or other key personnel, and

•                                          general market conditions.

Because our Common Stock is considered a penny stock, any investment in the Securities is considered to be a high-risk investment and is subject to restrictions on marketability.

Our Common Stock is currently traded on the OTC Bulletin Board and is considered a “penny stock.”  The OTC Bulletin Board is generally regarded as a less efficient trading market than the Nasdaq SmallCap Market.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock.  Since the Securities are subject to the regulations applicable to penny stocks, the market liquidity for the Securities could be adversely affected because the regulations on penny stocks could limit the ability of broker-dealers to sell the Securities and thus your ability to sell the Securities in the secondary market.

Any future sale of a substantial number of Shares of our Common Stock could depress the trading price of our Common Stock, lower our value and make it more difficult for us to raise capital.

Any sale of a substantial number of Shares (or the prospect of sales) may have the effect of depressing the trading price of our Common Stock.  In addition, these sales could lower our value and make it more difficult for us to raise capital.  Further, the timing of the sale of the Shares may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

If all of the Shares are sold in this offering, the Company will have outstanding approximately 5,313,000 shares of Common Stock (assuming the sale of the maximum number of Securities offered and assuming the exercise in full of all of the Warrants), of which 5,313,000 are eligible for resale in the public market, subject to applicable federal securities law restrictions, and approximately 1,957,000 warrants and options to acquire Common Stock, of which 1,957,000 are eligible for resale in the public market, subject to vesting and applicable federal securities law restrictions.

We have additional securities available for issuance, including preferred stock, which if issued could adversely affect the rights of the holders of our Common Stock.

Our articles of incorporation authorize the issuance of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (of which 75,000 shares designated as Series A Convertible Preferred Stock and 250,000 shares designated as Series B Convertible Preferred Stock).  The Common Stock and the preferred stock can be issued by, and the terms of the preferred stock, including dividend rights, voting rights, liquidation preference and conversion rights can generally be determined by, our board of directors without stockholder approval.  Any issuance of preferred stock could adversely affect the rights of the holders of the Securities by, among other things, establishing preferential dividends, liquidation rights or voting powers.  Accordingly, our stockholders will be dependent upon the judgment of our management in connection with the future issuance and sale of shares of our Common Stock and preferred stock, in the event that buyers can be found therefore.  Any future issuances of Common Stock or preferred stock would further dilute the percentage ownership of our Company held by the public stockholders.  Furthermore, the issuance of preferred stock could be used to discourage or prevent efforts to acquire control of our Company through acquisition of shares of Common Stock.

Capitalization

The following table sets forth our capitalization as of March 31, 2004 and as adjusted to give effect to the issuance and sale by us of the Units at an assumed offering price of $2.00 per Share prior to deducting offering expenses payable by us.

		March 31, 2004
	Actual	As Adjusted

TOTAL DEBT:

Convertible note payable, net of unamortized debt discount of $16,000	$404,000	$—

STOCKHOLDERS’ EQUITY:

Preferred stock, $10 par value, 4,675,000 shares authorized, no shares issued and outstanding	$—	$—

Common stock, $.001 par value, 40,000,000 shares authorized, 3,063,000 issued and outstanding, actual; and 4,563,000 issued and outstanding, as adjusted (1)	3,000	4,500

Additional paid in capital	43,019,000	46,052,500

Deferred stock compensation	(419,000)	(419,000)

Accumulated deficit	(40,824,000)	(40,824,000)

TOTAL STOCKHOLDERS’ EQUITY:	1,814,000	4,814,000

TOTAL CAPITALIZATION:	$2,218,000	$4,814,000

(1)                                  Excludes (a) up to 750,000 Warrant Shares issuable upon exercise of the Warrants which are included in this offering, (b) warrants to purchase up to 1,366,453 shares of our Common Stock at a weighted average exercise price $19.17 per share, that vest over varying periods of time, and (c) 850,000 shares of Common Stock reserved for issuance pursuant to the Company’s Stock Option Plan, of which options to purchase 590,500 shares of Common Stock at a weighted average exercise price of $3.65 have been granted as of the date hereof, that vest over varying periods of time.

This capitalization table should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2003 and the quarterly period ended March 31, 2004, which are attached hereto as Exhibits B and C, respectively.

Industry Overview

Trestle develops and sells digital imaging and telemedicine products primarily into the healthcare and pharmaceutical markets.  Digital imaging products are utilized by human and animal pathologists in both clinical practice and research.  Telemedicine products are used by medical specialists and administrative staff in a range of clinical settings.

Telemedicine can be the use of communication equipment to link healthcare providers and patients in different locations.  In contrast to the more traditional ways of providing medical care (e.g., face-to-face consultations or examinations), telemedicine is a cost-effective alternative.  Telemedicine offers increased cost efficiency, reduced transportation expenses, improved patient access to specialists, improved quality of care, and better communication among providers.

Both the healthcare and pharmaceutical markets share common requirements, including: increased productivity; accelerated time to diagnosis; improved access to information; and automation of repetitive tasks.

Digital Imaging

Trestle’s original digital imaging product, MedMicro, is a live microscopy product designed to enable pathologists in dispersed locations to review the same tissue samples simultaneously.  The Company’s latest product, MedScan, is designed to further digitize the pathologist workflow by capturing and storing images from whole glass slides.  These applications transform the pathologist work environment enabling more efficient image sharing, archiving, management and analysis.

According to Microscopy, Marketing and Education (“MME”), the microscope replacement market generates approximately $2 billion in revenue per year.  Management estimates that Trestle’s digital imaging products are potential near-term replacements for more than 35% of this market or $700 million annually.  Currently, according to Pharmaceutical Research and Manufacturers of America, over $32 billion is spent on pharmaceutical research and development.  The Company’s digital database and analysis tools under development are designed to streamline research and development processes and workflow, and are expected to provide additional revenue opportunities.

The digital imaging markets can be categorized by type of tissue (human or animal) and use (diagnostic or research).

Human Pathology

Pathologists focusing on human disease study the origin, course and indicators of disease.  Pathology divides into clinical pathology – the analysis of fluids such as urine and blood – and Trestle’s market, anatomic pathology – the analysis of tissue.  Clinical pathology market is dominated by large national laboratories that use large-scale automation and is generally a high volume, low margin business.  The technology for the automation of anatomic pathology has not been historically available.  As a result, anatomic pathology remains a less consolidated and higher margin industry.

According to Credit Suisse First Boston, the worldwide anatomic pathology market is approximately $10 billion annually.  According to the College of American Pathologists, the market’s growth is correlated to cancer rates and expected to grow at 6-8% per year with the aging of the current population.

The College of American Pathologists reports a total of 16,500 pathologists in the United States, with approximately two-thirds or 11,000 practicing anatomic pathology.  These pathologists generally practice within one or more market segments, including pathology labs, integrated health systems, and commercial and academic research.

Animal Pathology

Animal pathology includes testing in research and diagnostic treatment of both pets and livestock.  Animal pathology for treatment is mainly conducted by labs providing services to veterinary practices.  The majority of animal pathology is conducted by pharmaceutical and biotechnology companies for drug development.

The dynamics of veterinary pathology for treatment resemble human diagnostic pathology.  Veterinary pathologists seek to improve access to specialists, management and archiving of data, and improved workflow and tissue analysis.

The pharmaceutical and biotechnology industries develop and market products for the treatment of disease and improvements in health.  Potential drugs are eliminated prior to testing on humans through high volume animal toxicity testing.  Companies seek to improve this process in order to eliminate toxic drugs early and speed effective compounds to market.  Companies also address potential bottlenecks by streamlining the pathologist workflow and automating repetitive tasks.

The key market segments in animal pathology are pharmaceutical toxicology groups, academic and government research, contract research organizations (CROs), and biotechnology firms.

Digital Imaging Applications

Digital imaging products share common uses in both human and animal pathology, including consultation, communication and collaboration; education and publication; archiving and management; workflow; and analysis, as described below.

Consultation, Communication and Collaboration

Pathologists frequently consult with other pathologists and specialists in carrying out their daily work.  There are often delays in consulting due to the transportation of slides or having to travel to distant locations in order to meet face-to-face.  Trestle’s products allow sharing of images real time, eliminating the need for slide transportation or travel.  Pathologists and specialists are able to simultaneously view and manipulate the slides and provide consultation in real-

time.  In addition, communication is improved as multiple pathologists and specialists can view and manipulate the same slide simultaneously.

Education and Publication

Tissue images are critical to pathology publications and instruction.  Traditional publications are limited to the inclusion of a snapshot of one location on the slide or references to glass slide archives.  Trestle’s products allow whole slides to be cited in publications and accessed in a digital format, improving the availability of high quality samples and facilitating sample access.

Archiving and Management

Viewing and accessing multiple tissue samples is critical to anatomic pathology workflow.  Typically, tissue images are incomplete and stored in cumbersome formats with no efficient links to associated data.  Trestle’s products under development are designed to link a digital slide together with relevant data in a flexible and easily accessible digital archive.

Workflow

Pathologists work predominantly with traditional microscopes.  Microscopes are both ergonomically inefficient and make cross-referencing images and other data difficult.  Trestle’s products under development will enable a pathologist to view multiple diagnostic-quality images and associated information simultaneously.

Analysis

Analysis of tissue samples is still predominantly done by humans rather than computers.  Limitations on automation have resulted from, among other things, the difficulty of capturing data, the complexity of data and the pattern recognition required for evaluation.  Trestle’s MedScan product facilitates the data capture process, enabling further development of digital analysis applications.

Telemedicine

Historically, customers have been slow to adopt telemedicine in their daily work environment due to limited telecommunications infrastructure and limited insurance reimbursement and physician licensure.  However, as telecommunications costs decrease and access improves, and as reimbursement and regulatory policies improve, adoption of remote medicine tools is increasing.

Key market sectors in telemedicine include healthcare providers, biomedical and pharmaceutical companies, employers, prisons, and assisted living institutions.  These market segments share the common goal of providing services via electronic networks rather than through physical presence.  These market segments also share many of the goals of telemedicine, including:

•                                          expansion of markets;

•                                          generation of additional revenue;

•                                          reduction of patient acquisition and retention costs; and

•                                          reduction in staffing and operational costs.

According to BCC, the entire United States telemedicine market was over $4.3 billion in 2003, of which $1.2 billion was software sales in 2003.  According to BCC, this market will grow to approximately $6.9 billion in 2007, of which $2.0 billion is projected to be software sales.  Our telemedicine products are primarily software, with some hardware device integration and resale.

Products and Technology

Digital Imaging Products

Digital imaging is used in pathology for capturing, storing, and distributing digital images in two categories: live virtual microscopy and stored virtual microscopy.  In live virtual microscopy, digital images are captured and viewed in real time while the slide is on the microscope. In stored virtual microscopy, an image is digitally captured, processed and stored electronically for viewing and analyzing at a later time.  Thus, the original data source, the microscopic slide, does not need to be on the image acquisition device in order to be viewed.

Live and stored digital imaging each have their strengths and weaknesses, with each serving particular needs in the pathology workplace. With MedMicro and MedScan, Trestle has created products for both applications.  Taken together, they provide the foundation for a fully digital environment that combines live virtual microscopy and stored virtual microscopy to deliver a comprehensive solution for digital microscopy.

In areas of science and medicine other than pathology, transforming data from a physical format (such as paper or tissue) to a computer-based format (such as text or digital image) has not only enhanced existing methods of work, but also enabled whole new working techniques and applications.  The Company believes the field of pathology will be no exception.

MedMicro, the Company’s first digital microscopy product, provides live, easily-manipulated, diagnostic quality images from a remote microscope.  MedMicro products consist of proprietary software combined with off-the-shelf automation components, laboratory microscopes, digital cameras, and a standard personal computer for operation.  MedMicro customers may also upgrade their purchases with multi-slide loaders and additional objectives.

The Company’s digital imaging products under development include: 1) enhancements to MedScan, a digital slide scanner enabling the capture of whole glass slides; 2) automated slide loaders to allow higher volume automated digitization of slides; 3) database tools to enable workflow management, association and referencing of digital slides; and 4) image analysis tools to facilitate diagnostic screening.

Telemedicine Products

The Company’s telemedicine product, MedReach, consists of proprietary software which integrates videoconferencing, clinical devices, medical images and patient data.  MedReach enables healthcare organizations to remotely examine, diagnose and treat patients and allows improved service and increased patient traffic with minimal additional personnel or facilities.

MedReach provides secure remote access to clinical data based on object-oriented design models.  MedReach also enables compliance with healthcare-specific standards such as Health Insurance Portability and Accountability Act of 1996 and Digital Imaging and Communications in Medicine interfaces.

MedReach has been designed to meet workflow needs and legacy environments of healthcare institutions.  An implementation is customized to meet the needs of the specific customers, and generally consists of the backbone WebServer software, hardware, various media applications, and client workstations.

Competition

The digital imaging and telemedicine markets are highly competitive, and many have greater resources and better name recognition than we do.

Our competitors in the digital imaging market include Advanced Database Systems, Aperio, Fairfield Imaging, Tissue Informatics, Midwest Information Systems, Scimagix, Apollo Telemedicine, Bacus Labs, Interscope Technologies, Chromavision, Applied Imaging, Nikon, and Soft Imaging.

Our competitors in the telemedicine market include, VitelNet, Polycom, Tandberg, Televital, Health Hero Networks, Healthtek Solutions, Visual Telecommunications Network, Healthcare Vision, Second Opinion, and Siemens.

Regulatory Issues

Medicare

The Balanced Budget Act of 1997 authorized payment for telemedicine services and mandated that Medicare reimburse telemedicine care and fund telemedicine demonstration projects.  This act had many restrictions that caused problems for telemedicine service providers.  On October 1, 2001, new legislation, the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 went into effect that created favorable changes to telemedicine reimbursement.  These changes include:

•                                          Expanded payment sites (Originating Site) to include physician and practitioner offices, critical access hospitals, rural health clinics, federally qualified health centers and hospitals.

•                                          Increased Originating Site fees of $20 per visit, increasing over time.

•                                          Expanded billable telemedicine services to include direct patient care, physician consultations and office psychiatry services.

•                                          Equalized physician payments for telemedicine services to standard clinical services.

•                                          Expanded the geographic regions that are authorized for reimbursement.

•                                          Initiated pilot to reimburse for use of store and forward applications in Alaska and Hawaii.

•                                          Authorized prospective payment for telemedicine services applicable to home care.

Medicaid

Medicaid is a jointly funded Federal-state health insurance program for persons with low income and/or disabilities.  Medicaid reimbursement for services furnished through telemedicine applications is available at the state’s option.  States which currently authorize fees for service reimbursement include Arkansas, California, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Montana, Nebraska, North Carolina, North Dakota, Oklahoma, South Dakota, Texas, Utah, Virginia, and West Virginia.  Two additional states, Kentucky and Maine, are enacting regulations to cover telemedicine.

Commercial

Commercial insurers’ reimbursement for telemedicine services varies by organization and state.  Some of the larger insurers, including Blue Cross/Blue Shield, not only reimburse for these services but are also leaders in developing telemedicine programs.  Many states including California, Louisiana, Texas and others, have passed laws or have laws pending that prevent discrimination between regular and telemedicine visits.

Food and Drug Administration

Trestle’s products can be considered medical devices and subject to regulation by the FDA.  The FDA categorizes medical devices into three classes; these classes are referred to as Class I, Class II, and Class III.  Class I devices (“general controls”) are the lowest category and many are exempt from FDA pre-market notification or approval requirements.  MedMicro is registered with the FDA as Class I Medical Device.  The medical device components in MedReach have been registered by the manufacturing companies as Class I.  As part of continued FDA compliance efforts, Trestle operates under Current Good Manufacturing Practice guidelines.  Certain next generation applications may require more detailed FDA approval processes.

Intellectual Property

Trestle has one issued and three pending patents on its products, including SmartFocus™, a continuous focus system improving the capture of accurate, in-focus tissue sample information at sub-micron resolution despite sample variations and defects, and while maintaining high speed.  We also rely on trade secrets and proprietary know-how that we seek to protect, including with confidentiality agreements.

Management Team

Trestle is located in Irvine, CA and has sales and service staff located nationwide.  The Company currently has 30 full-time employees.

Executive Team

Trestle’s executive team brings the talent and knowledge needed to successfully and profitably grow Trestle.  Currently, we are in the process of seeking a qualified individual to serve as President of the Company.  We cannot assure you that we will be able to locate and hire such an individual within an acceptable time frame or on terms acceptable to us.

The following outlines key team members:

NAME	AGE	POSITION

Michael S. Doherty	50	Chairman of the Board
Crosby Haffner	31	Interim President
Jack Zeineh	33	Chief Science Officer
Gary Freeman	36	Chief Financial Officer
William D. Dallas	48	Director
Michael S. Hope	61	Director
Gary M. Gray	59	Director
Paul Guez	59	Director

MICHAEL S. DOHERTY has been a Director of the Company since December 1997 and Chairman of the Board since May 2003.  Since November 1999, Mr. Doherty has been President of Doherty & Company, LLC, a firm specializing in venture capital and private equity funding for development stage companies. From February 1999 to October 1999, Mr. Doherty served as Senior Managing Director of Spencer Trask Securities Incorporated. Mr. Doherty served as Managing Director and Director of Private Equity at Cruttenden Roth Incorporated from October 1996 to February 1999. From 1992 to October 1996, he served as Vice President of Arnhold and S. Bleichroeder, Inc., a New York-based investment banking, brokerage and asset management firm.  Mr. Doherty was a director of Zyan Communications, Inc. from July 1999 to December 2000, and Chairman of the Board of Directors from July 1999 to March 2000; Zyan filed for Chapter 11 bankruptcy proceedings in December 2000.  Mr. Doherty was also a non-executive director of ACLN, Ltd. from January 1999 to March 2002.  ACLN was a foreign private issuer whose shares were suspended from the New York Stock Exchange following an order from the SEC and a subsequent enforcement action against ACLN and three of its officers.

CROSBY HAFFNER was appointed Interim President of the Company in November 2003, and was a consultant to the Company from June 2003 through November 2003.  Mr. Haffner became a Managing Director of Doherty & Company, LLC in November 2003.  From December 2001 to October 2003, Mr. Haffner was a consultant to technology companies.  Prior to these engagements, Mr. Haffner was the President and Chief Operating Officer at Zyan Communications, Inc. from 1995 to November 2000, and its Chairman and Chief Executive

Officer from December 2000 to December 2001.  Zyan filed for Chapter 11 bankruptcy proceedings in December 2000.

JACK ZEINEH, M.D. was appointed Chief Science Officer in May 2003.  Prior to joining the Company, Dr. Zeineh was co-founder of Illumea and the inventor of the MedMicro and MedScan products.  Dr. Zeineh was the Chief Scientific Officer of Trestle Corporation, a subsidiary of Med Diversified, Inc., which filed for Chapter 11 bankruptcy proceedings in November 2002. Dr. Zeineh brings experience in the biomedical industry with a specialty in computer imaging systems and software design.  Dr. Zeineh has published 12 articles on biomedical techniques, including telepathology.  Dr. Zeineh was educated in Biological Sciences at University of California at Irvine and received his medical degree at the University of California at San Diego School of Medicine.

GARY FREEMAN was elected Co-President and Chief Financial Officer of the Company in January 2003, and resigned the position of Co-President in September 2003.  Mr. Freeman is also currently a Vice President and director of Kellogg & Andelson, a Southern California based public accounting firm.  In 2000, Mr. Freeman co-founded Catalyst Business Systems, a consulting firm, which merged with Kellogg & Andelson in 2002.  From 1990 to 2000, Mr. Freeman worked at BDO Seidman, LLP in various capacities, including as a partner from 1998 to 2000.

WILLIAM D. DALLAS was appointed as a Director of the Company in March of 2001.  Mr. Dallas also served as a Director of the Company from May 2000 through December 2000.  Mr. Dallas is currently the Chairman of the Board of Dallas Capital Management, a diverse private equity, advisory firm that he founded in 1999.  Mr. Dallas is also currently the Chairman and Chief Executive Officer of the following companies:  Sysdome Corporation, MindBox, LLC and Diversified Capital, and was a director of Castle & Cooke from 2000 to 2002.  Mr. Dallas was the founder of First Franklin and served as its Chairman from 1981 to 1999.  First Franklin was purchased in 1999 by National City Corporation.

MICHAEL S. HOPE has been a Director of the Company since November 2003 and is Chairman of our Audit Committee.  Mr. Hope has acted as a financial consultant to various companies since 1997, including acting as the Interim Chief Financial Officer and Corporate Secretary of the Company from March 1998 to April 1999.  Prior to his various financial consulting assignments, Mr. Hope served as Executive Vice President of Metro-Goldwyn-Mayer Inc. from 1993 to 1997. Prior to joining MGM, Mr. Hope was Executive Vice President, Planning and Operations and Chief Financial Officer for Paramount Communications Inc.  Mr. Hope was previously a member of the Board of Directors of Zyan Communications, which filed for Chapter 11 bankruptcy proceedings in December 2000.

GARY M. GRAY has been a Director of the Company since 1991 and served as the Chairman of the Board from March 1998 to April 1999.  Mr. Gray is currently a Managing Director of Selected Equities Limited.  From 1999 to 2003, Mr. Gray was a Managing Director of Milestone Capital, Inc., a firm based in Houston, Texas which, in concert with affiliated foreign entities, invested in or acquires control of private companies.  Prior to locating in Houston in 1997, from 1994 to 1997, Mr. Gray practiced law and provided business consulting services to foreign clients from offices based in Oklahoma and, from 1991 to 1993, practiced law in New York. Prior to attending Harvard Law School from 1987 to 1990, Mr. Gray was involved in various investment and banking activities, principally in Oklahoma.

PAUL GUEZ has been a Director of the Company since 1999. As an investor in many business activities, Mr. Guez is also chairman of the board of DVT 3000, a DVD company, and has been the president of Stone Canyon International, a movie production firm, since 1998.  For the past thirteen years, Mr. Guez has been overseeing Azteca Production, a clothing manufacturing company that he founded with his brother, Hubert Guez in 1990. Prior to Azteca, Mr. Guez headed the JAG clothing label, which he purchased in 1984, as well as the Sassoon Jeans label which he launched in 1976.

The Company’s Bylaws allow our Board to fix the number of directors between five and nine. The number of directors is currently fixed at five.  Our Board of Directors currently has an Audit Committee, comprised of Mr. Hope (Chairman) and Mr. Dallas, and a Compensation Committee, comprised of Mr. Gray (Chairman) and Mr. Hope.  Our Board has identified Mr. Hope, an independent director, as its Audit Committee’s financial expert.  The Company has adopted a Code of Ethics which applies to our principal executive officer, principal financial officer, and principal accounting officer.  A copy of the Code of Ethics may be obtained by any person without change upon written request to the Company, attention: Investor Relations in care of the Company’s principal offices.

List of Exhibits

Exhibit A:

Form of Purchase Agreement

	Exhibit A	Form of Warrant
	Exhibit B	Company’s Wiring Instructions
	Appendix I	Accredited Investor Questionnaire
	Appendix II	Registration Statement Questionnaire
	Appendix III	Investor’s Officer’s Certificate

Exhibit B:

Annual Report on Form 10-KSB for the year ended December 31, 2003 (Incorporated by Reference)

Exhibit C:

Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2004 (Incorporated by Reference)

Exhibit D:	Company’s Proxy Statement dated August 1, 2003 for a Special Meeting of Shareholders (Incorporated by Reference)

Exhibit E:	Company’s 8-K Filing dated May 19, 2004 announcing retention of Synthetica as counsultant and Maurizio Vecchione and Barry Hall employment contracts (Incorporated by Reference)

Exhibit F:	Company’s SB-2 Filing dated May 20, 2004 (Incorporated by Reference)